EXHIBIT 99.1


IRIS PROMOTES KEY EXECUTIVE AS COMPANY ESTABLISHES STRATEGIC BUSINESS UNITS

CHATSWORTH, Calif. --July 5, 2005--IRIS International, Inc. (NASDAQ: IRIS), a manufacturer and marketer of automated IVD urinalysis systems and medical devices used in hospitals and clinical laboratories worldwide, today announced the promotion of Bernard "Dino" M. Alfano as President of its newly created Diagnostics Business Unit reporting directly to Cesar Garcia, the Company's Chief Executive Officer. The Company also announced the implementation of a matrix organization where functional heads will oversee their respective area of expertise across all business units.

"We also believe that it is important to rename our StatSpin(R) Division, which has become the Specimen Processing Business Unit, to better describe its strategic mission within the Company," Mr. Garcia said. "Robert Mello will continue to serve as Corporate Vice President and as President of the Specimen Processing Business Unit. We will keep the StatSpin brand for our successful line of rapid processing centrifuges, but may use other brand names in future developments related to new business segments.

"IRIS International's rapid growth provides an excellent opportunity to further strengthen our organization and increase our strategic focus with emphasis on growth acceleration and increased profitability. Over the next few months we will implement the matrix program by consolidating functional areas such as Operations, Research and Development, and Information Technology, each reporting directly into the CEO. The functional heads will be responsible for implementing standardized policies and practices for their respective functions, driving synergies across all businesses and concentrating on achieving excellence in manufacturing and research and development. Dino Alfano and Robert Mello will focus on managing all commercial activities such as Marketing, Sales, Service, Quality Assurance and Customer Education to drive growth through their respective business units.

"Each executive has a stellar and proven track record at IRIS International with hands-on experience and intimate knowledge of the Company's internal and external operations," Mr. Garcia said. "They will take advantage of existing synergies within the Company, which will lead to greater economies of scale as we add new products organically or through acquisitions. I will continue overseeing daily operations while concentrating on strategic decision making."

Mr. Alfano joined IRIS International in December 2001 as Director of International Sales and Marketing. Following his promotion to International Vice President in June 2003 and subsequent elevation to Vice President of Global Sales and Service in September 2004, he was responsible for the international launch of the Company's highly successful iQ(R)200 product platform that led to increased market penetration, record sales, revenue and profit for the Iris Diagnostics Division in 2004. He has 19 years of experience in medical devices and diagnostics with companies such as Johnson & Johnson, C.R. Bard and Syntex.

Mr. Mello joined IRIS International as Corporate Vice President and General Manager of the StatSpin subsidiary in April 2000, was promoted to President of StatSpin in April 2002 and has 31 years of experience in medical device manufacturing, service, marketing and engineering. He is credited with introducing innovative new products and was the driving force behind the recent increase in StatSpin's revenues and profitability.

THE COMPANY

IRIS International, Inc. (www.proiris.com) is a leader in automated urinalysis technology with systems in major medical institutions throughout the world. The Company's newest generation iQ(R)200 Automated Urine Microscopy Analyzer, utilizing image flow cytometry, patented Automated Intelligent Microscopy (AIM) technology and neural network-based particle recognition, achieves a significant reduction in the cost and time-consuming steps involved in manual microscopic analysis. The Company's StatSpin(R) subsidiary, based in Norwood, Mass., manufactures innovative centrifuges and blood analysis products. Advanced Digital Imaging Research, LLC (ADIR), based near Houston, Texas, is the Company's imaging research and development subsidiary.

SAFE HARBOR PROVISION

This news release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, the Company's views on future commercial revenues, market growth, capital requirements, and new product introductions, and are generally identified by phrases such as "thinks," "anticipates," "believes," "estimates," "expects," "intends," "plans," and similar words. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. These statements are based upon, among other things, assumptions made by, and information currently available to, management, including management's own knowledge and assessment of the Company's industry, competition and capital requirements. Other factors and uncertainties that could affect the Company's forward-looking statements include, among other things, the following: the acceptance by customers of our new iQ(R)200 product platform, our substantial expansion of international sales and our reliance on key suppliers, the potential need for changes in long-term strategy in response to future developments; future advances in diagnostic testing methods and procedures, as well as potential changes in government regulations and healthcare policies, both of which could adversely affect the economics of the diagnostic testing procedures automated by the Company's products; rapid technological change in the microelectronics and software industries; and increasing competition from imaging and non-imaging based in-vitro diagnostic products. The Company refers interested persons to its most recent Annual Report on Form 10-K and its other SEC filings for a description of additional uncertainties and factors that may affect forward-looking statements. The Company assumes no duty to update its forward-looking statements.


----------
CONTACT:
     IRIS International, Inc.
     Cesar M. Garcia, 818-709-1244 Ext. 123
     or
     The Wall Street Group, Inc.
     Ron Stabiner, 212-888-4848